EXHIBIT 10.17

Copy:   1.     Tenant
        2.     ZS DD
        3.     Immo-PM
                                                         Az 285
                                                         ------



                       Contract of Tenancy
                    Business Premises/Property


                               Between

   IVG Property Services GmbH Dresden -Unit Klotsche West - KG


                           represented by


           IVG Property Services GmbH - Dresden Branch,
           Zur Wetterwarte 50, Block 337/G 01109 Dresden




hereafter referred to as "the Lessor"


                                 and

                         ISS-NAGANO GmbH
                    Grenzstrasse 28, 01109 Dresden



Hereafter referred to as "the Tenant"

Section1     The Property

(1) The Lessor lets to the Tenant in the real estate area of Dresden 1 - Objekt Klotsche West -KG

       (a) in "Block 2" (section) of the "Micropolis" planned property development

             a floor area of approximately     2,575 square meters
             (indicated in blue)

             in accordance with the building plans of architects
             Gatermann and Schossig, Cologne (Appendix 1); the blue crosshatched area is for joint use.

(2)     The actual floor area is defined on completion as per DIN
        277.

(3) The Lessor undertakes to bear the costs of construction of the Property in accordance with Appendix 2 (Specification of Fitments) and to place it at the disposal of the Tenant.

(4) The Tenant accepts the Property in new condition. Prior to commencement of the letting period a record of the state of the property and fitments will be prepared
        (Appendix 3)

Section2 Purpose of Use, Sub-letting

(1)     The Property may only be used for the following purposes:

              Development, manufacture and trade in
              microelectronic components and systems.

(2) The Lessor provides no guarantee of the suitability of the Property for the Tenant's purposes and guarantees no business competition protection. The Tenant shall obtain the necessary approval, permission and licenses for the conduct of his business and trade at his own expense and maintain the Property in a condition commensurate with the stipulations of all relevant authorities. He shall give notice of all alterations requiring inspection by buildings, fire and commercial regulatory authorities. He shall bear the cost of conditions, insofar as they are required by the Tenant's business operations, even if they are directed at the Lessor. The refusal or limitation of authority or licenses etc. shall have no bearing on the continuance and content of this agreement.

(3) Sub-letting or subleasing of the Property or parts thereof is permissible only with the written agreement of the Lessor.

(4) The Tenant is not authorized to transfer his rights under this agreement to third parties or to make them the subject of business contracts.

Section3 Period of Tenancy (see also Section13.1)

(1) The tenancy commences on 15.02.1999 and 6 months notice can be given up until 28.02 of each year after the 28.02
        2009.

(2) The Lessor has the right to terminate the tenancy without notice in certain legally-envisaged circumstances, in particular if the Tenant

       (a) fails in whole or in part to pay the agreed rent and additional costs when due and despite reminder
       (b) infringes stipulations in Sub-section 2, 7 (nos. 1,3 and 5), 8, 9 and 10 (nos. 1 to 3) of this agreement

(3) In cases under no. (2) the Tenant is liable for damages suffered by the Lessor because the Tenant or sub-tenant or sub-leaser does not quit or relinquish the property in time. The same shall hold if the property, when cleared or left by the Tenant, stands vacant or can only be rented out at a lower rate or under worse conditions up to the end of the agreed tenancy period, but for no longer than one year following being cleared or relinquished.

(4) Notice must be given in writing in all cases. The timing of the notice is not the time of its despatch, but the point in time at which the Lessor has access to it.

Section4 Rent and Additional Costs



(1)     The Rent exclusive of VAT is
                                          per month     per annum
                                          DM            DM

from 15.02 1999 to 28.02 2000 for

     (a) areas in "Block 2

         open area

         1,600 m2 DM ea 11.00/ m2 /month       17,600.00    211,200.00

         office and social area

         975 m2 DM ea 17.00/ m2 /month         16,575.00    198,900.00

     (b) additional costs as per
         Appendix 5, Section2 (1)               2,450.00     29,400.00
     (c) additional costs as per
         Appendix 5, Section2 (2)               5,150.00     61,800.00
                                               ---------    ----------

                                               41,775.00    501,300.00

from 01.03.2000 for

     (a) areas in "Block 2

         open area

         1,600 m2 DM ea 12.00/ m2 /month      19,200.00    230,400.00

         office and social area

         975 m2  DM ea 18.00/ m2 /month       17,550.00    210,600.00

     (b) additional costs as per
         Appendix 5, Section2 (1)              2,450.00     29,400.00
     (c) additional costs as per
         Appendix 5, Section2 (2)              5,150.00     61,800.00
                                              ---------    ----------

                                              44,350.00    532,200.00


The monthly rent is to be paid in advance to the point designated by the Lessor at such time as will allow the Lessor access to the monies at the latest by the 5th day of the month due.

In the event of late payment the Lessor can charge interest at 3% over the German Bundesbank rate, but 8% at least.

(2) An additional cost loading on the property arising out of building work undertaken by the Tenant is to be borne by the Tenant himself or paid to the Lessor in the event of such work being requested and paid for by the latter, if the Tenant is not reimbursed for the increased value due to this work and the rent is not increased.

(3) In the event of new introduction, subsequent collection or increase of public taxation in connection with the property, the Tenant is obliged, at the Lessor's discretion, from date of the increase, to pay a correspondingly increased rent or to pay the increase himself.

(4) For charges on the property as a consequence of public facilities (in particular development facilities) the Tenant shall pay an additional 11% per annum of the contributions falling to the leased property.

(5) Additional costs and their payment are set forth in appendix 5.

(6) The rents indicated in this Contract of Tenancy are net in respect of the current rate of VAT. VAT is added to these rates at the current rate.

        The Lessor has opted in respect of the property for VAT in accordance with Section9 Para 2 of the VAT (German Mehrwertsteuer) regulations.
        The Tenant will use the property exclusively for transactions which do not exclude pre-tax deduction. Insofar as the Tenant carries out transactions which do exclude deduction of prior turnover tax under current regulations, he must inform the Lessor of the fact. He is obliged in such a case to compensate the Lessor for loss due to the deduction of prior turnover tax.

        Furthermore, the Tenant will provide the Lessor with a written declaration that he is using the property exclusively for transactions which do not exclude deduction of prior turnover tax. Insofar as the Lessor in this respect has to provide the tax authorities with further proof, the Tenant is obliged to supply such proof or - should it be sufficient to fulfil the Lessors obligations - to provide such proof directly to the tax authorities.

(7) Monies due under paragraphs (2) to (6) are to be paid simultaneously with the rent as per no (1). If a separate bill results it must be paid within 2 weeks.

Section5 Rent Interest Adjustment

(1) If in the future the Federal Office for Statistics increases or reduces the price index for the cost of living of 4-person households with moderate income in the Federal Republic (1991=100) at the end of one year compared with the level at the beginning of the second rental year, i.e. at the start of the third rental year, the fourth rental year etc, then the annual rent will be increased or reduced automatically in line with the percentage change in the index at the start of the third rental year and at the subsequent adjustment points, i.e. at the start of the fourth rental year, the fifth rental year etc. The appropriate increases or reductions will be applied from the first of the calendar month for which an adjustment of the annual rent is envisaged, i.e. from the first of the month at the start of the third rental year, the fourth rental year etc.

(2) If as a result of a change of the above-named price index to a new basis, index figures are retrospectively changed, the new index figures are applied from that point in time as follows: the new index figures are brought forward for the first time from the date of rent adjustment under the former system of calculation before the first official publication of the new index figures. The basis is the date of the last rent interest adjustment and the price index level resulting from the new calculation.

(3) If the price index named in paragraph (1) is no longer valid or published, the parties will agree to substitute from that point on such price indexes which continue to be published by the Federal Office for Statistics and which most closely reflect the discontinued price index. In other respects paragraph (2) applies.

Section 6 Electricity, Water, Sewerage, Heating

(1) Electrical power supply is through the appropriate power supplier; concluding a power supply contract is the responsibility of the Tenant. The connected load required by the Tenant at commencement of the Contract of Tenancy is 800 kW. If this load should be changed during the term of the agreement, the power supply alteration costs will be paid to the Lessor.
        Alterations to the power supply, in particular a change or interruption of the power voltage, does not entitle the Tenant to claims against the Lessor.

(2) In the event of interference with or damage to supply or waste lines or pipes the Tenant has to arrange immediate disconnection or shutting off and is obliged to inform the Lessor or his representatives immediately.

(3) If the electricity, gas, water supplies or sewerage are interrupted by circumstances not caused by the Lessor or should flooding or other catastrophes occur, the Tenant has no right to rent reduction or replacement against the Lessor.
        For damages connected with parts of the supply lines belonging to the Lessor, the Lessor is only liable in the event of deliberate intent or gross negligence.

(4) If spatial heating is provided to the leased property by the Lessor, the latter is only liable in the event of deliberate intent or gross negligence.

Section 7 Insurance and Liability

(1) The Lessor will keep the property insured for its new value against fire and other damage. The basic contribution for unused property is part of the additional costs, independent of use, detailed in Appendix 5, Section1 no
        1. In addition the Tenant will bear the contribution surcharges caused by his business for rented items or for buildings in which rented items are situated and in given circumstances for neighboring objects. The Tenant is obliged to fully inform the Lessor in good time of any circumstances which would increase danger.

(2) The Tenant is liable for all damage caused through his own fault, that of his relatives or associates, his personnel or visitors at the property or to any items belonging to the Lessor. The Tenant must provide proof of the absence of fault. For the actions of persons for which the Tenant is responsible, he relinquishes his rights to relief from burden of proof under Federal Legal Statute Section831.

(3) The Tenant exempts the Lessor from all claims against the Lessor as owner of the property, which become due as a result of his business or the effect of such business pursued by private or public third parties during or after the term of the agreement. This also includes liability criteria under water economy and environmental legislation, in particular in the event of pollution of land, water or ground water caused by the Tenant's business, including their effect on adjacent land or land further afield.

(4) The Tenant will provide the Lessor at any time, and on request also in writing, with full information concerning the nature, extent and use (including disposal) of such materials or substances which could be seen as endangering the environment. The Tenant will allow access to the property for this purpose to environmental protection agencies authorized by the Lessor or his representatives.

(5) The Tenant is obliged to keep himself adequately insured against his contractually assumed liability and to provide evidence of insurance to the Lessor.

Section 8 Maintenance and Substitute Performance

(1) The Tenant is obliged to treat the property carefully, service it, maintain it and not neglect anything necessary to its security, safety including traffic safety in accordance with official regulations and general legal requirements. Systems requiring maintenance must be the subject of a maintenance contract agreed by him with specialist enterprises.

(2) Maintenance, servicing and repair of the fabric and structure of the property are the responsibility of the Lessor. All routine maintenance, servicing and repair of items on the property are to be carried out in a timely and correct manner at the expense of the Tenant By maintenance, servicing and repair the parties mean all necessary measures to maintain the property in the condition described in appendix 3. At the request of the Lessor or Tenant a buildings inspection can take place at which work to be carried out and the terms under which it is to be completed are agreed.
        If the Tenant does not fully, or only in part or not in good time, meet his obligation to maintain, service and repair the property, then the Lessor, after serving a reminder, is entitled to carry out the necessary work and to require the Tenant to reimburse him for the costs.

(3) The Tenant will compensate the Lessor for loss of value in excess of normal depreciation due to the effects of the Tenant's business.

(4) Damage to property is to be immediately reported verbally and in writing to the Lessor or his local representative.

(5) Trees and lawns on the property are available to the Tenant who must maintain them.

Section 9 Structural and other alterations.

(1) The Tenant requires advance written agreement of the Lessor to carry out structural and other alterations to the property. Before start of work a written agreement is to be concluded regarding the cost (Appendix 4) of such structural and other alteration, their restitution and any obligation to return to former condition at the Tenant's expense on handing back the property. Obtaining necessary official planning or building regulation approval is the responsibility of the Tenant. The Tenant has no claim for restitution of costs accruing to him as a result of alterations to the property without advance written agreement of the Lessor. Nor does the Tenant have a right to reimbursement of any other nature, if as a result of such alterations a lasting increase in value ensues; The Lessor is also entitled in such cases to require the reinstatement of the property to its former state at the Tenant's expense and prior to handing back the property to require a security against the costs of restoration.

(2) The Tenant is obliged to allow all work carried out by the Lessor to extend, alter and maintain his property. Damage claims from the Tenant in respect of measures undertaken by the Lessor to maintain his property which directly or indirectly affects the property or items therein, are excluded.

Section 10 Right of Lien, Inspection, Assignment, Set-off

(1) For the purposes of exercising his right of access, the Lessor or his representative, and accompanied by witnesses, is entitled to enter and inspect the premises at any time. The Tenant has immediately to inform the Lessor of the intended use of any items brought in which are the subject of court orders or held against security.

(2) The Tenant shall immediately inform the Lessor of enforcement orders in respect of rented property.

(3) The Lessor and his representatives are empowered to enter and inspect the rented property during normal business hours or by prior arrangement. If the Lessor should wish to sell the property or gives notice of termination of this Contract of Tenancy, then the Lessor or his representatives may enter the premises together with interested parties or with new applicants for the tenancy; in these cases the Tenant has to ensure that the premises can be entered and inspected even in his absence. The usual confidentiality will be respected.

(4) The Tenant herewith assigns to the Lessor in order to secure all the Lessor's claims arising from this agreement all existing or forthcoming claims against third parties for payment of rent or leasing payments.

(5) The Tenant relinquishes the right of set-off or right of retention against all demands of the Lessor arising from this Contract of Tenancy insofar as such relinquishment is not excluded by law.

Section 11 Return of the Property

(1) On termination of the agreement the Tenant shall return the property to the Lessor in renovated condition and as described in Appendix 3, including keys provided by the Lessor and those obtained by himself in accordance with contractual agreements.

(2) The Tenant is obliged at the discretion of the Lessor in respect of fitted installations (e.g. gas, water, cooling, heating or electrical installations) to:

       (a) either remove them and restore the original state at his own expense whereby the Lessor is entitled to require safety measures for the restoration of the original state;

       (b) or to leave them in exchange for reimbursement of their estimated value. Should agreement as to their estimated value not be reached within one month at the outside after termination of the Contract of Tenancy, then (a) above shall obtain.

(3) The Tenant is obliged to make good all damage in excess of normal wear and tear before termination of the Contract of Tenancy. If the Tenant fails to comply with this obligation, the Lessor is entitled to make good such damage and charge the Tenant.

(4) The Lessor may dispose of all items belonging to the Tenant remaining after the return of the property, if the Tenant has not removed them within two weeks after being requested to remove them at his own discretion and will.
        He is herewith released from the limitations of Section181 of Federal German Legislation.

(5) The regulations of Section568 of Federal German Legislation are not applicable.

Section 12 Rent Security

(1) The Tenant is obliged to provide a security in respect of rent. The rent security is 3 months rent including additional costs plus VAT at the appropriate rate according to Section4 (1) and (6), i.e. DM 154,300.00.

(2) To this end, the Tenant transfers to the Lessor as security for fulfilling all claims arising from or in connection with this agreement a directly enforceable sum payable on first request by bank guarantee without right to defense of voidability or set-off or benefit of discussion.

(3) Provision of the bank guarantee is to be before occupation of the property by the Tenant and at the latest prior to commencement of the rental term according to Section3 (1).

(4) The Lessor can make use of the security following prior written notice as a result of claims which have become due. The Tenant is in this case obliged without delay to provide the Lessor with a similar bank guarantee made out for the original amount.

(5) The security expires on return of the security documentation to the guarantors after proper return of the property and settlement of additional costs.

Section 13 Further Agreements.

(1) The Lessor agrees to equip the rented area of approximately 375m2 marked in Appendix 4, Plan 4 by
        15.11.98 so that the Tenant can commence assembly of a production line. Access and use of this area prior to commencement of the rental term in accordance with Section1(1) is rent-free. Additional costs will be calculated pro rata with usage.

(2) The Tenant will receive a hire agreement for the building rental areas indicated in blue of approximately 365 m2 indicated in blue in appendix 1, plans 5 and 6 by the
        31.12 1999.

(3) The Lessor undertakes to provide, by the 31.07.1998, a technical drawing showing roofing of the courtyard area of some 400 m2 indicated in Appendix 1, plan 7.

        The Tenant can request the construction of this courtyard roofing by 01.10.99. This order is subject to official approval. If requested, the Lessor undertakes to submit a building plan within 4 weeks and, following approval by the building regulatory authority, have the work carried out at his expense.

        The roofed courtyard area will on completion become part of the rented area and comply in its features with the standard specification of covered areas in accordance with the description of equipment (Appendix 2). The rent will be in accordance with the rates agreed in Section4.

(4) The Tenant will bindingly agree by 15.06.1998 with the Lessor the partitioning out of the total rented premises and clarify the technical fitting out of the indoor areas. The basis of this is the architectural plans as at Appendix 1. Special requirements are to be agreed separately and paid for.

(5) The Tenant will at the instigation of the Bundesanstalt fer Vereinigungsbedingte Sonderaufgaben (BVS), successor to the Treuhandanstalt (THA), carry out a survey of the employment situation in the area. The Lessor is prepared to provide appropriate statistical details on request.

(6) Rent of parking facilities is to be the subject of a separate agreement.

(7) To guarantee access to business and civil defense areas of the premises, the Lessor and his representatives are entitled entry the premises during normal business hours or following prior notice.

Section 14 Written Format, Alterations to Contract

(1) The parties are familiar with the special written format requirements of Sections 566 and 126 of Federal German
        Legislation. They mutually undertake to make all declarations and carry out actions which are necessary to comply with the drawing up of documentation. They further undertake in respect of any fault in documentation not to terminate the Contract of Tenancy prematurely in accordance with Section566 paragraph 2 of Federal Law or to rely on the invalidity of the agreement. This stipulation applies to the original Contract of Tenancy and every additional, supplementary and retrospective agreement.

(2) Agreements other that those agreed in this contract do not exist. Alterations and additions to this agreement must be in writing.

        This agreement including the following listed Appendices is supplied in three identical copies of which the Lessor receives two and the Tenant one copy.




-------------------                          -------------------
Date                                         Date
IVG Property Services GmbH
Dresden Branch





  /s/ Dr. Wolfram Beyer
--------------------------            --------------------------
        (Lessor)                               (Tenant)


Appendix 1     Land Plot/Buildings Plan
Appendix 2     Description of Fitments
Appendix 3     Condition of Premises
Appendix 5     Additional Costs

Copy 1:     Tenant
Copy 2:     ZS DD
Copy 3:     Immo-PM                                      Az 285


Appendix 5          Additional Costs

to the Business Premises Contract of Tenancy

                               Between

   IVG Property Services GmbH Dresden -Unit Klotsche West - KG
                           represented by
           IVG Property Services GmbH - Dresden Branch,
           Zur Wetterwarte 50, Block 337/G 01109 Dresden
                                                          -Lessor-

                                 and

                         ISS-NAGANO GmbH
                    Grenzstrasse 28, 01109 Dresden



                                                          -Tenant-

Section 1 Running Costs are agreed as Additional Costs in accordance
--------------------------------------------------------------
with Section 4 Paragraph 1 b, c of the Rent Agreement
-----------------------------------------------

Running costs are those ongoing costs, which the Lessor incurs through ownership of the plot of land and the defined use of the premises in accordance with Section1 of the Contract of Tenancy. In particular these include the following items and services:

Consumable Item Costs
--------------------

1.     Water Supply

       This is the cost of water consumption, standing charges and meter rental, costs of use of intermediate meters, calibration costs, costs of operating a water supply system owned by the Lessor and a water purification system
       including all purification materials.   The tariffs of the
       local water supply utility apply and also the regulations controlling general water supply conditions (AVB Water V).

2.     Sewerage

       This comprises charges for the use of a public drainage system, the operating costs of a corresponding non-public system including the sewerage network and operating costs of a sewage pump. The tariffs of the local sewerage operator apply as do the General Conditions for Sewage Treatment (ABE).

3.     Heating

       This comprises the charges laid down in the "Statute for Calculation of Heating and Hot Water Charges " (Heating Charges Statute - Heating Charges V). The charges are 70% by metered heat consumption and 30% by the heated rented floor area. The tariffs and general business conditions of the local heating supply utility apply.

4.     Waste Disposal

       This comprises the charges and costs for public and private waste disposal.

       Waste disposal provided by the Lessor applies only to normal domestic rubbish which can be disposed of in the familiar domestic rubbish bins. Manufacturing waste, business and warehouse waste including raw materials (paper, fabric waste, glass, metal etc) including packaging materials and used paper (in particular computer listing paper) are not normal domestic rubbish and are to be regularly disposed of in compliance with the stipulations of the appropriate waste disposal agency in accordance with waste disposal legislation, separately and at your expense.

Non-Consumable Item Costs
-------------------------

5.     Current Public Rate Charges

       This comprises in particular local rates at the prevailing level - base year is 1997. In the event of increases Section 4
       (3) of the Contract of Tenancy.

6.     Fire Alarm and Fire Prevention Systems

       This comprises costs of operation, maintenance and servicing plus functional and operational testing of smoke/heat ventilation systems or other fire alarm and fire protection systems.

7.     Street Cleaning

       This comprises charges to be paid for public and private street cleaning.

8.     Building Cleaning and Pest Control Charges

       Comprises cleaning costs for parts of the building commonly used by the Tenant/Users such as entrances, corridors, stairs. This includes pest control.

9.     Outdoor Areas, Walkways and Vehicle Ways

       This comprises the costs of maintaining open garden areas and water features including the replacement of plants, trees and shrubs, maintenance of patio areas, access ways, vehicle access ways and walkways not open to the public.

10.    Lighting

       Comprises electricity charges for external lighting and the lighting of areas of the building commonly used by the Tenant such as entrances, corridors, stairways and other rooms on the premises.

11.    Property and Liability Insurance

       Comprises in particular costs of insuring the building in its unused state against fire, storm and hail damage and liability insurance for the land and the building and also the cost of environmental liability insurance.

12.    Caretaker and Outdoor Attendant

       Comprises salary, social security and all financial reimbursements which the Lessor pays to the caretaker or outdoor attendant. Work carried out by the caretaker or outdoor attendant may not be charged under any other paragraph in this appendix.

13.    Security Patrol and Surveillance

       Comprises emoluments paid to and where appropriate social security contributions for and any other payments to outside personnel and personnel employed on the site who the Lessor entrusts with patrol or surveillance.

14.    Other Operating costs

       These are operating costs not listed in the above paragraphs 5 to 13, namely operating costs of adjacent buildings, systems and installations (such as firms' name plaques, advertisement boards etc.)

Section 2 The Tenant shall pay the following costs listed in Section1:



     1.     Consumable Item Costs payable in advance:

                          DM per month           DM per annum
     1     Water             150.00                1,800.00
     2     Sewerage          200.00                2,400.00
     3     Heating         2,000.00               24,000.00
     5     Waste             100.00                1,200.00
                           --------               ---------

                           2,450.00               29,400.00


     The Lessor may change the rate of monthly advance payments by
     written notice, in           order to match the current rate.
     Retrospective changes may cover only a maximum of three months in arrears, with the month in which notice is given being considered the first month.

     2. Non-Consumable Items payable flat-rate on the basis of rented area:


     Paras 5-14            DM per month          DM per annum


     2575 m2   @ DM 2.00     5,150.00             61,800.00

     Flat-rate payments for non-consumable costs are part of the rent and are subject to rent adjustment (Section5 of the Contract of Tenancy)




_______________Dated                          _______________Dated

IVG Property Services GmbH
Dresden Branch





--------------------------              --------------------------
          Lessor                                 Tenant